UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2006

REMEC, INC.

(Exact name of registrant as specified in its charter)

1-16541

(Commission File Number)

California	95-3814301
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

3790 Via de la Valle, San Diego, CA 92014

(Address of principal executive offices, with zip code)

(858) 842-3000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)	Resignation of President.

Effective as of January 20, 2006, Donald J. Wilkins resigned from the position of President of REMEC, Inc. (the “Company”), for health reasons.

(c)	Appointment of President and Assistant to the Chairman.

On January 20, 2006, the Board of Directors of the Company (the “Board”) appointed Richard A. Sackett, age 52, to serve as the Company’s President effective, January 20, 2006. Mr. Sackett has been Assistant General Counsel of the Company since January 2003 and was appointed as the Company’s Vice President, General Counsel and Secretary on October 1, 2005. Mr. Sackett will retain the titles of General Counsel and Secretary. Prior to joining the Company, Mr. Sackett was counsel for National Steel and Shipbuilding Company (NASSCO) in San Diego, California from 1990 to 2002. Mr. Sackett received a J.D. from the University of San Diego School of Law in 1978.

On January 20, 2006, Donald J. Wilkins, age 58, was appointed to serve as the Company’s Assistant to the Chairman, effective January 20, 2006. Mr. Wilkins has been the senior corporate counsel for the Company since March 1997 and prior to his appointment as President on October 1, 2005, served as Senior Vice President, General Counsel and Secretary of the Company. From October 1989 until joining the Company, Mr. Wilkins was General Counsel for Teledyne Ryan Aeronautical, a manufacturer of high-performance unmanned jet aircraft for the military and major aircraft assemblies. Mr. Wilkins served in the U.S. Air Force from September 1969 until his retirement as Lt. Colonel in October 1989. Mr. Wilkins received a B.A. from the University of Notre Dame, a J.D. from the Catholic University of America, and an L.L.M. in Government Procurement Law from The George Washington University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REMEC, INC.

Date: January 20, 2006	By:	/s/ RICHARD A. SACKETT
Richard A. Sackett Secretary